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              SIGNET BANKING CORPORATION AND SUBSIDIARIES

                               FORM 10-Q

             EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
               (dollars in thousands - except per share)

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
                                                               Three Months                Six Months
                                                              Ended June 30               Ended June 30
                                                             1995         1994           1995         1994
Common and common equivalent:
  Average shares outstanding                             58,740,522    56,793,041    58,665,203    56,729,716
  Dilutive stock options - based on the treasury
     stock method using average market price                926,858       564,899       713,119       557,593

  Shares used                                            59,667,380    57,357,940    59,378,322    57,287,309

Net income applicable to Common Stock                    $   29,686    $   50,385    $   71,911    $  103,498

     Per share amount                                    $     0.50    $     0.88    $     1.21    $     1.81

Assuming full dilution:
  Average shares outstanding                             58,740,522    56,793,041    58,665,203    56,729,716
  Dilutive stock options - based on the treasury
     stock method using the period end market
     price, if higher than the average market price         928,019       564,899       740,507       573,336

  Shares used                                            59,668,541    57,357,940    59,405,710    57,303,052

Net income applicable to Common Stock                    $   29,686    $   50,385    $   71,911    $  103,498

     Per share amount                                    $     0.50    $     0.88    $     1.21    $     1.81
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The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with
Securities Exchange Act of 1934 Release No. 9083 although both are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.